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                                                                    EXHIBIT 10.3

                                 ADDENDUM #1 TO
                      LICENSING AND DISTRIBUTION AGREEMENTS
                            (2004-2005 AND 2005-2007)

      THIS ADDENDUM #1 TO LICENSING AND DISTRIBUTION AGREEMENTS(this "Addendum") is dated as of April 13, 2004 ("Effective Date"), by and between Encore Software, Inc., a Minnesota corporation ("Distributor"), and RIVERDEEP INC., A LIMITED LIABILITY COMPANY, a Delaware limited liability company ("Riverdeep"), with respect to the following Recitals.

      A. Distributor and Riverdeep have entered into (i) that certain Licensing and Development Agreement (Manufacturing Rights)(2004-2005), dated as of March 29, 2004 ("Agreement One"), and (ii) that certain Licensing and Development Agreement (Manufacturing Rights)(2005-2007), dated as of March 29, 2004 ("Agreement Two", and together with Agreement One, the "Agreements"; each initially-capitalized term used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreements), pursuant to which, among other things, Riverdeep has granted Distributor exclusive rights to replicate, sell, and distribute the Products into the Channel and the Territory, as more particularly described in each of the Agreements.

      B. Riverdeep currently distributes some or all of the Products into the Channel through certain agreements with COKeM and has requested Distributor's consent to maintain such agreements in effect through the expiration of their terms, or earlier termination. Distributor is willing to agree to such arrangements upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. CERTAIN DEFINITIONS. As used herein, the following initially-capitalized terms shall the meaning ascribed to them below.

      1.1 "COKeM" means COKeM International, Ltd., and any of its permitted successors or assigns under the COKeM Agreements.

      1.2   "COKeM Agreements" has the meaning ascribed to such term in Section
2.1 below.

      1.3 "COKeM Inventory" means COKeM's on-hand inventory of finished units of the Products (as defined in either of the Agreements) in COKeM's possession or control as of December 31, 2004, but only if and to the extent that any such inventory is repurchased by Riverdeep as of such date.

      1.4 "COKeM Products" means any and all products to which COKeM has been granted rights under the COKeM Agreements.

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2.    COKeM AGREEMENTS; SELL-OFF AND INVENTORY PURCHASE.

      2.1 Riverdeep hereby represents and warrants to Distributor that (i) attached hereto as Exhibit A is a true and correct schedule of all of the agreements between Riverdeep and COKeM in effect as of the date hereof other than the agreement with COKeM set forth on Exhibit C of Agreement One (such agreements being collectively referred to as the "COKeM Agreements), true, correct, and complete copies of which have heretofore been provided to Distributor; (ii) there are no extensions, supplements, amendments or other modifications ("Modifications") to any of the COKeM Agreements; and, (iii) notwithstanding the provisions of each of the COKeM Agreements, COKeM currently has no ability to manufacture any of the COKeM Products.

      2.2 From and after the date hereof until the expiration or sooner termination of all of the COKeM Agreements, Riverdeep shall (i) perform all of Riverdeep's obligations under the COKeM Agreements (except to the extent Distributor is responsible therefor hereunder) and shall not enter into or otherwise agree to any Modifications thereto without Distributor's prior written consent, to be granted or denied in Distributor's sole discretion; (ii) not waive any of COKeM's obligations, grant any additional rights, or give any consents or approvals to COKeM, under any of the COKeM Agreements without Distributor's prior written consent, to be granted or denied in Distributor's sole discretion; and, (iii) provide, supply, and fulfill all COKeM Products to COKeM solely in accordance with the terms of this Addendum.

      2.3 Riverdeep hereby appoints Distributor its exclusive inventory manager to manage, fulfill, and process all purchase orders for COKeM Products that Riverdeep receives from COKeM from and after April 13, 2004, until the expiration or sooner termination of all of the COKeM Agreements. To that end, in respect of the COKeM Agreements, Distributor shall fill purchase orders received by Riverdeep from COKeM; assist in inventory management; subject to the reimbursement herein, arrange for the manufacture of all finished goods of COKeM Products so ordered; and process and ship such units to such locations directed by Riverdeep. Unless otherwise agreed to between the parties, Riverdeep shall remain the point of contact with COKeM. In addition, Riverdeep shall remain directly responsible and solely liable (i) for collecting all amounts due under the COKeM Agreements and shall remain entitled to collect all amounts in connection therewith, and (ii) for all amounts due under, and for all liabilities associated with, the COKeM Products or COKeM Agreements. Riverdeep shall cooperate with Distributor in order to enable Distributor to carry out its obligations hereunder.

      2.4 No later than 30 days after each month, Riverdeep shall reimburse Distributor, or Distributor in its sole discretion may deduct from amounts otherwise payable by Distributor to Riverdeep, all direct costs, fees, charges, and expenses incurred or owed by Distributor to manufacture, process, fulfill, handle, and ship all COKeM Products during such period in accordance with Riverdeep's obligations under the COKeM Agreements (including, without limitation, cost of goods, shipping, handling, and insurance to the extent applicable). In addition, Riverdeep shall pay Distributor, or Distributor in its sole discretion may deduct from amounts otherwise payable by Distributor to Riverdeep, each month, concurrently with the foregoing amounts, a nonrefundable, irrevocable management fee equal to 30% of the aggregate amount of such monthly direct costs.

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      2.5   Distributor acknowledges that (i) Distributor's exclusivity under the Agreements to the accounts serviced by COKeM under the COKeM Agreements shall be limited to such extent; and (ii) Riverdeep shall not be deemed to be in breach of that representation and warranty stated at 7.1(iv) of the Agreements by reason of COKeM's rights under the COKeM Agreements so long as Riverdeep complies with the terms of this Addendum. However, immediately upon the expiration of the terms of the COKeM Agreements, or upon their earlier termination for whatever reason, the exclusivity granted to Encore with respect to those retail accounts serviced by COKeM under the COKeM Agreements shall immediately revert back to Encore as was originally contemplated under the Agreements, and that certain representation and warranty stated at 7.1(iv) of the Agreements shall apply to Riverdeep without exception.

      2.6 Subject to the terms and conditions of this Addendum, Distributor hereby agrees to purchase from Riverdeep the COKeM Inventory; provided however, that in no event shall Distributor be obligated to purchase more than ten weeks of inventory of any SKU of any Product of such COKeM Inventory; and provided further, that Riverdeep shall have ceased accepting purchase orders from COKeM as of December 31, 2004. The purchase price for the COKeM Inventory shall be that amount that COKeM originally paid Riverdeep for such inventory and shall be payable within 60 days after each month in which any such inventory is sold by Distributor.

      2.7 Notwithstanding anything to the contrary in the Agreements, and without limiting any other credits, offsets, or reimbursements available to Distributor under the Agreements:

            2.7.1 Riverdeep shall not be entitled to earn Royalties under the Agreements (i) on COKeM Products for which Distributor acts as inventory manager pursuant to Section 2.2 above, or (ii) on the COKeM Inventory. Distributor shall maintain and provide to Riverdeep such sales information and other data necessary to confirm sales of the COKeM Inventory by Distributor and the royalty treatment of such inventory as provided herein.

            2.7.2 Distributor shall be entitled to a credit on a monthly basis against the Guaranteed Royalties under Agreement One (or, if the entire Guaranteed Royalty under Agreement One has been paid, then the Guaranteed Royalties under Agreement Two) in an amount equal to that which Riverdeep would have earned in Royalties under Agreement One (without regard to Section 2.3.1 above) if each of the following categories of Products had been distributed by Distributor in accordance with the terms of Agreement
      One: (i) those COKeM Products sold by COKeM from and after the date upon which the COKeM Termination Event (as defined below) occurs, and (ii) the COKeM Inventory sold by Distributor. Riverdeep shall provide such sales data to Distributor to enable Distributor to calculate the amount of such credit.

            2.7.3 In addition, Distributor shall be entitled to a credit on a monthly basis against the Guaranteed Royalties under Agreement One (or, if the entire Guaranteed Royalty under Agreement One has been paid, then the Guaranteed Royalties under Agreement Two) in an amount equal to (i) the amount by which the purchase price paid by Distributor for the COKeM Inventory under Section 2.2 above, exceeds (ii) the wholesale price for which Distributor is able to sell the COKeM Inventory.

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3.    MODIFICATIONS TO THE AGREEMENTS.

      3.1 The first sentence of Section 4.2.1 of Agreement One is hereby amended in its entirety to read as follows:

            "Distributor shall pay a guaranteed, irrevocable, non-refundable payment (recouped against royalties as hereinafter provided) for the Sales Year (as the same may be increased in accordance with this Section 4.2.1 below, the "Guaranteed Royalty") in the amount of $9,000,000. In the event that Riverdeep is able to obtain for Encore during the first Sales Year (i) all of the rights granted to COKeM under all of the COKeM Agreements, and (ii) a mutual termination and release, in form and substance satisfactory to Distributor in its sole discretion, pursuant to which COKeM shall have relinquished all its rights under the COKeM Agreements to distribute the Products into the Channel and shall have released all claims related to the distribution of Products in the Channel by Distributor or otherwise arising under the COKeM Agreements (the satisfaction of the aforementioned conditions being referred to herein as the "COKeM Termination Event"), the Guaranteed Royalty shall be increased by $2,000,000, such amount to be pro-rated based on the remaining portion of the Sales Year. (Thus, for example, if the COKeM Termination Event occurs at the end of 6 months after the Commencement Date, then the Guaranteed Royalty shall be increased by $1,000,000.)"

      3.2 Section 9.1 of Agreement Two is hereby amended in its entirety to read as follows:

            "This Agreement shall commence on the Commencement Date and shall continue in effect for a period of five (5) years from the Commencement Date (as the same may be extended hereunder, the "Term"). The Term shall be extended for any extended recoupment periods under Section 4 hereof. Each of the first, second, third, fourth, and fifth Sales Year is conditioned on the payment of the applicable Guaranteed Royalty for the preceding Sales Year."

      3.3 Section 4.2.1(ii) of Agreement Two is hereby amended in its entirety to read as follows:

            "In respect of each of the second, third, fourth, and fifth Sales Years, the Guaranteed Royalty shall be 80% of the actual Royalties earned by Riverdeep from sales of the Products during the preceding Sales Year; provided however, that such Guaranteed Royalty shall be prorated in respect of any portion of a Sales Year hereunder; provided further, that no Guaranteed Royalty shall be payable under any circumstances for any period of time that the Term is extended solely in order to accommodate any extended recoupment periods under
            Section 4.2.2. For clarity, any adjustments or credits that could accrue in any Sales Year under Agreement Two prior to this Addendum shall accrue in the same manner and be applied to the same extent during the third, fourth, and fifth Sales Years created by this Addendum."

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      3.4   All references in each Agreement to the term "Agreement" shall hereafter mean such Agreement as the same has been amended in accordance with the terms hereof.

4. REAFFIRMATION OF REPRESENTATIONS AND WARRANTIES. Both parties reaffirm the representations and warranties set forth in the Agreements, as amended by the terms hereof.

5. CONFLICT. In the event of any conflict between the terms of the Agreements and the terms of this Addendum, the terms of this Addendum shall prevail. Otherwise, except as specifically set forth in this Addendum, all the terms and conditions of the Agreements are hereby ratified and affirmed.

6 ENTIRE AGREEMENT. This Addendum is the sole agreement between the parties to the subject matter hereof and supersedes all prior understandings, writings, proposals, representations, or communications, oral or written, of either party relating to the subject matter of this Addendum. This Addendum may be executed in any number of counterparts.

7. NO THIRD PARTY BENEFICIARIES. Nothing contained herein shall be deemed or construed as conferring any rights or benefits to or upon any party not a party to this Agreement, including, without limitation, COKeM.

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IN WITNESS WHEREOF, the parties have caused their authorized signatories to execute this Addendum as of the date set forth above.

ENCORE SOFTWARE, INC., a Minnesota           RIVERDEEP, INC., A LIMITED LIABILITY COMPANY,
corporation                                  a Delaware limited liability company

By:________________________________          By: ______________________________________
    Stephen P. Miller                            Name:
    CFO                                          Title:

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                                    EXHIBIT A

                        SCHEDULE OF THE COKeM Agreements

1. That certain License Agreement (Distribution Rights), dated as of December 30, 2003, between Riverdeep, Inc. and COKem International, Ltd., concerning the distribution of the products therein to Amazon.com, BJ's Wholesale Clubs, and Fry's.

2. That certain License Agreement (Distribution Rights), dated as of December 30, 2003, between Riverdeep, Inc. and COKem International, Ltd., concerning the distribution of the products therein to Amazon.com, BJ's Wholesale Clubs, and Fry's.

3. That certain License Agreement (Distribution Rights),, dated as of December 30, 2003, between Riverdeep, Inc. and COKem International, Ltd., concerning the distribution of the products therein to Best Buy.

4. That certain License Agreement (Distribution Rights), dated as of December 30, 2003, between Riverdeep, Inc. and COKem International, Ltd., concerning the distribution of the products therein to Best Buy.

5. That certain License Agreement (Distribution Rights), dated as of December 30, 2003, between Riverdeep, Inc. and COKem International, Ltd., concerning the distribution of the products therein to Sam's Wholesale Clubs.

6. That certain License Agreement (Distribution Rights), dated as of December 30, 2003, between Riverdeep, Inc. and COKem International, Ltd., concerning the distribution of the products therein to Sam's Wholesale Clubs.

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